UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

August 25, 2011
____________________________

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18927 (Commission File Number)	75-2349915 (IRS Employer Identification No.)
3631 West Davis, Suite A Dallas, Texas 75211 (Address of principal executive offices and zip code)

(214) 519-5200
(Registrant's telephone
number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01    Entry Into a Material Definitive Agreement.

On August 25, 2011, Tandy Brands Accessories, Inc., a Delaware corporation (the “Company”), along with its Canadian subsidiary, H. A. Sheldon Canada, Ltd. (“H.A. Sheldon”), entered into a new credit agreement (the “Credit Agreement”), with Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division (“Wells Fargo”).  The Credit Agreement establishes a revolving credit line of up to $35 million and expires in August 2015 (unless terminated earlier due to an event of default) (the “Credit Facility”).  Under the Credit Facility, borrowings and letters of credit bear interest at either the daily three-month LIBOR rate plus 3.75% or a fixed LIBOR rate for three months plus 3.75%.

The Credit Facility is guaranteed by substantially all of the Company’s subsidiaries and is secured by substantially all of the assets of the Company and its subsidiaries.  The Credit Facility requires the maintenance of a specified profitability and fixed charge coverage and a minimum availability.

The Credit Agreement contains customary representations and warranties and, pursuant to the Credit Agreement, the Company has agreed to certain affirmative covenants, including reporting requirements.  The Credit Agreement also limits the Company’s ability to engage in certain actions without the lender’s consent, including, repurchasing the Company’s common stock, entering into certain mergers or consolidations, guaranteeing or incurring certain debt, engaging in certain stock or asset acquisitions, paying dividends, making certain investments in other entities, prepaying debt, and making certain property transfers.

The Company used the proceeds of the initial advance under the Credit Facility to repay indebtedness owing to Comerica Bank (see “Item 1.02  Termination of a Material Definitive Agreement” below) and to pay fees and expenses incurred by the Company in connection with the Credit Agreement and the other agreements entered into by the Company in connection with the Credit Agreement.  The Company will use the proceeds of future advances under the Credit Agreement for working capital purposes.

The maximum line of credit under the Credit Agreement, which includes the revolver and letters of credit, will be $35 million.  The Credit Facility is asset-based and the available line of credit may be limited pursuant to certain borrowing base limitations, including (1) the amount of certain eligible accounts of the Company, (2) the amount of eligible accounts of the Company with its largest customer, (3) the value of eligible inventory of the Company, which is more specifically determined in part based on specific periods during the Company’s fiscal year, and (4) the amount of the Company’s borrowing base reserve.

Item 1.02    Termination of a Material Definitive Agreement.

On August 25, 2011, in connection with entering into the Credit Agreement, the Company repaid in full all outstanding loans, together with interest and all other amounts due in connection with such repayment, and fulfilled all obligations, under that certain credit agreement between the Company and Comerica Bank (the "Comerica Bank"), effective as of February 12, 2008 (together with all exhibits and schedules, and as amended through August 25, 2011, the “Prior Credit

Agreement”), and terminated the Prior Credit Agreement.  Also, in connection with entering into the Credit Agreement, H.A. Sheldon, the Company’s Canadian subsidiary, repaid in full all outstanding loans, together with interest and all other amounts due in connection with such repayment, and fulfilled all obligations, under its credit facility (the “HA Sheldon Facility”), and HA Sheldon terminated the HA Sheldon Facility.  No penalties were due in connection with such repayments.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosure set forth under “Item 1.01  Entry into a Material Definitive Agreement,” which is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date: August 30, 2011	By: /s/ N. Roderick McGeachy, III
N. Roderick McGeachy, III
President and Chief Executive Officer